Exhibit 4.3

The Third Amendment of Agreement for Network Interconnection for Cellular Mobile Network between Indosat and Telkomsel

The third amendment of cooperation agreement with Telkomsel to set up network interconnection between our cellular mobile network and Telkomsel’s cellular mobile network No Telkomsel: Tel.458/LG.05/PD-00/IV/2011 – No. Indosat: 041/C00-C0H/LGL/11 dated April 7, 2011.

The Parties:

1.	PT Telkomsel; and

2.	PT Indosat Tbk

Scope of The Amendment

This third amendment was made to implement interconnection tariff based on BRTI’s letter number 227/BRTI/XII/2010 dated on December 31, 2010. In Addition, there were amendments of this third amendment regarding :

(i)	Definitions of International Roaming Expert Group-24 (IREG-24) and International Roaming Expert Group-35 (IREG-35);
(ii)	Service Level Agreement;
(iii)	Fraud Interconnection;
(iv)	Call Scenario & Routing

Period of Amendment:

This third amendment effective on January 1st, 2011 and have same expiration date as Cooperation Agreement.